Exhibit 24.1

Power of Attorney

Know all persons by these presents, that each person whose signature appears below constitutes and appoints Gary M. Crosby and Gregory W. Norwood , and each of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3 for First Niagara Financial Group, Inc. (the “ Corporation ”), and any and all amendments thereto (including pre- and post-effective amendments), and to file same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and with the NASDAQ Stock Market LLC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and each of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This power of attorney shall be effective as of September 19, 2014 and shall continue in full force and effect until revoked by the undersigned in a writing filed with the secretary of the Corporation.

/s/ Austin A. Adams	/s/ Carl A. Florio
Austin A. Adams, Director	Carl A. Florio, Director

/s/ Thomas E. Baker	/s/ Carlton L. Highsmith
Thomas E. Baker, Director	Carlton L. Highsmith, Director

/s/ James R. Boldt	/s/ George M. Philip
James R. Boldt, Director	George M. Philip, Director

/s/ G. Thomas Bowers	/s/ Peter B. Robinson
G. Thomas Bowers, Director	Peter B. Robinson, Director

/s/ Roxanne J. Coady	/s/ Nathaniel D. Woodson
Roxanne J. Coady, Director	Nathaniel D. Woodson, Director